Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Zymergen Inc.
(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Zymergen Inc. 2021 Incentive Award Plan	457(c) and 457(h)	5,152,264(3)	$3.47	$17,878,356.08	0.0000927	$1,657.32
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Zymergen Inc. Employee Stock Purchase Plan	457(c) and 457(h)	1,030,452(4)	$3.47	$3,575,668.44	0.0000927	$331.46
Total Offering Amounts					$21,454,024.52	0.0000927	$1,988.79
Total Fee Offsets(5)							—
Net Fee Due							$1,988.79
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(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on March 22, 2022.
(3)Represents shares of common stock that were automatically added to the shares reserved for issuance under the Zymergen Inc. 2021 Incentive Award Plan (the “2021 Plan”) on January 1, 2022 pursuant to an “evergreen” provision contained in the 2021 Plan.
(4)Represents shares of common stock that were automatically added to the shares reserved for issuance under the Zymergen Inc. Employee Stock Purchase Plan (the “ESPP”) on January 1, 2022 pursuant to an “evergreen” provision contained in the ESPP.
(5)The Registrant does not have any fee offsets.